Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO VACANT LAND PURCHASE AGREEMENT --- ENTRY INTO SOLAR PHOTOVOLTAIC ASSET SALE AGREEMENT

Vancouver, B.C. – October 29, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on October 24, 2012, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “29-Palms Morongo Agreement”). Under the 29-Palms Morongo Agreement, Coronus agrees to acquire a 24.23 acre parcel of vacant land, situated north of Twentynine Palms, in the County of San Bernardino, California, from Albert Carness. The purchase price is USD $86,683, all cash. Close of escrow is December 31, 2012. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $85,683 within sufficient time to close escrow. The 29-Palms Morongo Agreement is subject to Coronus’ board of director approval on or before December 17, 2012. There can be no assurance Coronus’ board of director approval will be obtained.

On October 24, 2012, Coronus entered into a Solar Photovoltaic Asset Sale Agreement (the “Solar PV Asset Sale Agreement”) with Solar Krafte Utilities Inc. (“Solar Krafte”). Solar Krafte holds a contract to purchase 100% of the membership in Industry Solar Power Generation Station 1 LLC (“Industry”). Under the Solar PV Asset Sale Agreement, Coronus agreed to purchase 100% of the membership in Industry from Solar Krafte for USD $1,250,000 (the “Cash Price”). Industry is a party to a Power Purchase Agreement (the “Industry PPA”) with Southern California Edison (“SCE”), under the CREST tariff, for a 1.5 MW concentrated photovoltaic power system (the “Industry System”). Completion of the Solar PV Asset Sale Agreement is contingent on SCE approving 1) a design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, extending the initial operation deadline of the generating facility, and 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel. Each party has the right to terminate the Solar PV Asset Sale Agreement effective upon notice to the other party if SCE fails to approve, within 90 days from October 24, 2012, 1) the design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, and 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel.

On entering into the Solar PV Asset Sale Agreement, Coronus deposited USD $40,000 with Solar Krafte, refundable to Coronus if SCE refuses to approve 1) the design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, or 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel. Under the Solar PV Asset Sale Agreement, Solar Krafte covenanted, represented and warranted to Coronus that (a) Industry was, and will be, a party in good standing to the Industry PPA, as at the date of the Solar PV Asset Sale Agreement and the closing date, and (b) but for the obligations of Industry, pursuant to the Industry PPA, Industry had, and will have, no obligations as at the date of the Solar PV Asset Sale Agreement and the closing date.

The Industry PPA is a standardized, must-take, full buy/ sell, power purchase agreement, where SCE purchases all of the generating facility’s generation, net of station use. The term of the Industry PPA is 20 years. The price SCE pays for the generation shall be premised on the adopted 2009 Market Price Referent, and shall be adjusted according to SCE’s time of delivery periods and energy allocation factors, as scheduled in the Industry PPA. Without the invocation of Section 2.9(c) of the Industry PPA, extending the initial operation deadline of the generating facility, initial operation of the generating facility must be no later than June 28, 2013. The Industry PPA includes, but is not limited to, provisions in respect of termination, facility operation, billing and payment, curtailment, and insurance.

The purpose and business reason for the transaction is to realize economies by building multiple solar photovoltaic (PV) power systems on the same parcel. Coronus is currently developing two 1.5 MW_ac solar PV projects on the Adelanto West Parcel: Coronus Adelanto West 1 and Coronus Adelanto West 2. The successful addition of Industry to the development will decrease development costs on a per system basis, through scale and the leverage of fixed costs. Additionally, the 2009 Market Price Referent pricing captured in the Industry PPA is 16.2% higher than the 2011 Market Price Referent pricing currently awarded under the CREST tariff. Over the course of the 20 year life of the Industry PPA, the Company forecasts this 16.2% to translate into an incremental tariff premium of approximately USD $1.25 million.

Jeff Thachuk, the Company’s President and a control person, is the Chairman and Chief Executive Officer, as well as a control person, of Solar Krafte. Mark Burgert, a control person of the Company, is the President, as well as a control person, of Solar Krafte. On October 24, 2012, the Company’s board of directors approved Coronus’ entry into the Solar PV Asset Sale Agreement. As a director of the Company, Mr. Thachuk declared his interest in the transaction and abstained from voting on the approval of the Solar PV Asset Sale Agreement.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.